Exhibit 99.1

Cannae Holdings, Inc. Announces Sale of Its Interest in Optimal Blue to Black Knight, Inc.

February 15, 2022

Total Transaction Value of $578 Million

Proceeds Include Shares of Dun & Bradstreet and Cash

LAS VEGAS—(BUSINESS WIRE)--Feb. 15, 2022-- Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae” or the “Company”) today announced that it has sold its 20% interest in Optimal Blue Holdco, LLC (Optimal Blue) to Black Knight, Inc. (NYSE:BKI) for total consideration of $578 million.

William P. Foley II, Chairman of Cannae, commented, “Optimal Blue has been a terrific operation and outperformer from day one of our investment, culminating in a 2x return on our $289 million investment made less than 18 months ago.”

The consideration received is comprised of $144.5 million in cash and 21.8 million shares of Dun & Bradstreet Holdings, Inc. (“Dun & Bradstreet” or “D&B”) valued at $433.5 million. This transaction, after fees, increases Cannae’s ownership of D&B from 68 million shares, or 16%, to 88 million shares, or 20% of Dun & Bradstreet. Foley continued, “We continue to see expanding growth opportunities both organically and inorganically in D&B and are excited to increase our commitment in terms of share ownership.”

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses. Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (NYSE: DNB), in which Cannae holds 88 Million shares or 20% interest. Cannae’s second principal holding is Ceridian (NYSE: CDAY), in which Cannae owns 8 Million shares representing 5% interest. Cannae holds 60 Million shares, or 8% of Paysafe (NYSE: PSFE), as well as 8.1 Million Paysafe warrants. Cannae also holds 52.5 Million shares, or 10%, of Alight, Inc. (NYSE: ALIT), and 28.2 Million shares, or 26%, of System1, Inc. (NYSE: SST), as well as 1.2 Million warrants to purchase SST shares. Cannae’s other principal holdings include Sightline Payments, of which Cannae owns 33%.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220214005918/en/

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Source: Cannae Holdings, Inc.